Tidal Trust I 485BPOS

Exhibit 99.(i)(xxxvii)

September 4, 2026

Tidal Trust I

234 West Florida Street, Suite 700

Milwaukee, Wisconsin 53204

Re:	Tidal Trust I – SoFi International Efficient Growth ETF, SoFi Emerging Markets Efficient Growth ETF, SoFi Risk-Off Equity ETF and SoFi Risk-On Equity ETF

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 332 to the Registration Statement on Form N-1A (Registration Nos. 333-227298; 811-23377) (the “Registration Statement”) relating to the sale by you of an unlimited number of shares of beneficial interest (the “Shares”), no par value, of each of the SoFi International Efficient Growth ETF, SoFi Emerging Markets Efficient Growth ETF, SoFi Risk-Off Equity ETF and SoFi Risk-On Equity ETF (the “Funds”), each a series of Tidal Trust I (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein); (b) the Trust’s Amended and Restated Certificate of Trust, Amended and Restated Declaration of Trust and Amended and Restated By-Laws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that: (a) all offers and sales of Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (b) the Shares will be issued in accordance with the Trust’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws and resolutions of the Trust’s Board of Trustees; and (c) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

The opinion expressed herein is limited to our review of the documents referenced above and the published laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than conflict of law rules). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

Godfrey & Kahn, S.C.